Exhibit 99.1

bluebird bio Reports Second Quarter 2019 Financial Results and Highlights Operational Progress

– Received EU conditional marketing authorization for ZYNTEGLO® (autologous CD34+ cells encoding βA-T87Q-globin gene) gene therapy for patients 12 years and older with transfusion dependent β-thalassemia (TDT) who do not have a β0/β0 genotype –

– Presented data across LentiGlobin® for TDT and sickle cell disease (SCD) at 2019 European Hematology Association (EHA) Annual Congress –

– Ended quarter with $1.54 billion in cash, cash equivalents and marketable securities –

CAMBRIDGE, Mass. – August 1, 2019 – bluebird bio, Inc. (NASDAQ: BLUE) today reported financial results and business highlights for the second quarter ended June 30, 2019.

“With the approval of our first gene therapy, bluebird bio has entered into an exciting, and potentially transformative time for patients and for the company. We are focused on getting our qualified treatment centers up and running in Europe, ensuring we are prepared to deliver ZYNTEGLO to patients, and advancing the implementation of our value and outcomes-based payment model,” said Nick Leschly, chief bluebird. “In the weeks since announcing our approval, we have been encouraged by our progress across these fronts and by the receptivity to our payment model from payers in our initial European launch markets. In the second half of the year, we are focused on executing our clinical studies as well as initiating new studies in sickle cell disease, multiple myeloma, and early stage oncology programs. I am incredibly grateful for our amazing and growing flock of bluebirds who are working to ensure that we do our best for patients every day.”

Recent Highlights:

TDT

•

EU CONDITIONAL MARKETING AUTHORIZATION – In June 2019, bluebird bio announced that the European Commission (EC) granted conditional marketing authorization for ZYNTEGLO (autologous CD34+ cells encoding βA-T87Q-globin gene, known as LentiGlobin® for TDT), a gene therapy for patients 12 years and older with transfusion-dependent β-thalassemia (TDT) who do not have a β0/β0 genotype, for whom hematopoietic stem cell (HSC) transplantation is appropriate but a human leukocyte antigen (HLA)-matched related HSC donor is not available. The PRIME and Adaptive Pathway programs allowed for early and enhanced dialogue and accelerated assessment of ZYNTEGLO, which was completed on the shortest timetable for an advanced therapy medicinal product (ATMP) by the EMA to date. ZYNTEGLO is bluebird bio’s first gene therapy to gain regulatory approval. bluebird bio will continue the country-by-country reimbursement process to help ensure access to ZYNTEGLO for appropriate patients.

•	DATA FROM NORTHSTAR, NORTHSTAR-2 AND NORTHSTAR-3 PRESENTED – At the European Hematology Association (EHA) Annual Congress

in June 2019, bluebird bio presented new data from its studies of LentiGlobin in patients with TDT: long-term data from the completed Phase 1/2 Northstar study (HGB-204), updated data from the Phase 3 Northstar-2 study (HGB-207) in patients with non-β0/β0 genotypes, and updated data from the Phase 3 Northstar-3 study (HGB-212) in patients with β0/β0 genotypes or an IVS-I-110 mutation.

SCD

•

DATA FROM HGB-206 PRESENTED – At EHA in June 2019, bluebird bio presented new data from patients in Group C of its ongoing Phase 1/2 HGB-206 study of the company’s investigational LentiGlobin gene therapy for sickle cell disease (SCD). Group C patients are being treated under an updated study protocol, which includes the implementation of mobilization and apheresis with plerixafor.

TDT & SCD

•

HGB-205 STUDY COMPLETION – In February 2019, the final patient completed primary follow up in the HGB-205 study of patients with TDT and SCD. All patients will continue to be monitored for long term outcomes.

COMPANY

•

ANALYST DAY – In May 2019, bluebird bio hosted an analyst day in New York that highlighted significant progress in the company’s emerging immuno-oncology and severe genetic disease pipeline, launch plans for its first gene therapy product, and key aspects of its long-term growth strategy. bluebird bio also announced a new research collaboration with Seattle Children’s Research Institute in Acute Myeloid Leukemia (AML), a planned Phase 1/2 study in Merkel Cell Carcinoma (MCC) in collaboration with the Fred Hutchinson Cancer Research Center and preclinical programs in Diffuse Large B-cell Lymphoma (DLBCL), MAGE-A4 positive solid tumors and Mucopolysaccharidosis (MPSI).

Upcoming Anticipated Milestones:

•	TDT
o	Initiation of a rolling Biologics Licensing Application submission to the U.S. FDA for ZYNTEGLO in patients with TDT and non-β0/β0 genotypes by the end of 2019
o	Presentation of ZYNTEGLO clinical data from the Northstar-2 (HGB-207) clinical study in patients with TDT and non-β0/β0 genotypes by the end of 2019
o	Presentation of ZYNTEGLO clinical data from the Northstar-3 (HGB-212) clinical study in patients with TDT and a β0/β0 genotype or an IVS-I-110 mutation by the end of 2019

•	SCD
o	Initiation of Phase 3 HGB-210 study of LentiGlobin in patients with SCD by the end of 2019
o	Presentation of LentiGlobin clinical data from the HGB-206 clinical study in patients with SCD by the end of 2019

•	Multiple Myeloma
o	ide-cel clinical data update from the registration-enabling KarMMa study in patients with relapsed/refractory multiple myeloma by the end of 2019
o	Presentation of bb21217 clinical data from the CRB-402 clinical study in patients with relapsed/refractory multiple myeloma by the end of 2019

•	CALD
o	Presentation of updated clinical data from the Starbeam (ALD-102) study in patients with cerebral ALD by the end of 2019

Second Quarter 2019 Financial Results

•

Cash Position: Cash, cash equivalents and marketable securities as of June 30, 2019 and December 31, 2018 were $1.54 billion and $1.89 billion, respectively. The decrease in cash, cash equivalents and marketable securities is primarily related to cash used in support of normal operating activities and cash used to purchase property, plant and equipment as the company continues the buildout of its manufacturing facility in Durham, North Carolina.

•

Revenues: Collaboration and license and royalty revenues were $13.3 million for the three months ended June 30, 2019 compared to $7.9 million for the three months ended June 30, 2018. The increase of $5.4 million was primarily attributable to an increase in collaboration revenue under our arrangement with Celgene as well as an increase in license and royalty revenue. Collaboration and license and royalty revenues were $25.8 million for the six months ended June 30, 2019 compared to $23.8 million for the six months ended June 30, 2018. The increase of $2.0 million was primarily attributable to an increase in license and royalty revenue, offset by a decrease in collaboration revenue under our arrangement with Celgene.

•

R&D Expenses: Research and development expenses were $146.5 million for the three months ended June 30, 2019 compared to $115.0 million for the three months ended June 30, 2018. Research and development expenses were $269.2 million for the six months ended June 30, 2019 compared to $212.1 million for the six months ended June 30, 2018. The increase in both periods was primarily driven by costs incurred to advance and expand the company’s pipeline.

•

G&A Expenses: General and administrative expenses were $68.6 million for the three months ended June 30, 2019 compared to $41.2 million for the three months ended June 30, 2018. General and administrative expenses were $128.9 million for the six months ended June 30, 2019 compared to $76.1 million for the six months ended June 30, 2018.

The increase in both periods was largely attributable to costs incurred to support the company’s overall growth of its pipeline as well as commercial-readiness activities.
•

Net Loss: Net loss was $195.8 million for the three months ended June 30, 2019 compared to $146.0 million for the three months ended June 30, 2018. Net loss was $360.2 million for the six months ended June 30, 2019 compared to $261.1 million for the six months ended June 30, 2018.

About bluebird bio, Inc.

bluebird bio is pioneering gene therapy with purpose. From our Cambridge, Mass., headquarters, we’re developing gene therapies for severe genetic diseases and cancer, with the goal that people facing potentially fatal conditions with limited treatment options can live their lives fully. Beyond our labs, we’re working to positively disrupt the healthcare system to create access, transparency and education so that gene therapy can become available to all those who can benefit.

bluebird bio is a human company powered by human stories. We’re putting our care and expertise to work across a spectrum of disorders by researching cerebral adrenoleukodystrophy, sickle cell disease, transfusion-dependent β-thalassemia and multiple myeloma using three gene therapy technologies: gene addition, cell therapy and (megaTAL-enabled) gene editing.

bluebird bio has additional nests in Seattle, Wash.; Durham, N.C.; and Zug, Switzerland. For more information, visit bluebirdbio.com.

Follow bluebird bio on social media: @bluebirdbio, LinkedIn, Instagram and YouTube.

ZYNTEGLO and LentiGlobin are trademarks of bluebird bio, Inc.

The full common name for ZYNTEGLO: A genetically modified autologous CD34+ cell enriched population that contains hematopoietic stem cells transduced with lentiviral vector encoding the βA-T87Q-globin gene.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s financial condition, results of operations, as well as statements regarding the anticipated development for ZYNTEGLO and the company’s product candidates, including anticipated regulatory milestones, planned commercial launches, planned clinical studies, as well as the company’s intentions regarding the timing for providing further updates on the development and commercialization of ZYNTEGLO and the company’s product candidates. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks that the preliminary positive efficacy and safety results from our prior and ongoing clinical trials will not continue or be repeated in our ongoing or future clinical trials, the risk of cessation or delay of any of the ongoing or planned clinical studies and/or our development of our product candidates, risks that the current or planned clinical trials of our product candidates will be insufficient to support regulatory submissions or marketing approval in the United States and European Union, the risk that we will encounter challenges in the commercial launch of ZYNTEGLO in the European Union, including in managing our complex supply chain for the delivery of drug product or in the adoption of value-based payment models or in obtaining sufficient coverage or reimbursement for our products if approved, the risk that our collaborations, including the collaboration with Celgene, will not continue or will not be successful, and the risk that any one or more of our product candidates, will not be successfully developed, approved or commercialized. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our most recent Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and bluebird bio undertakes no duty to update this information unless required by law.

bluebird bio, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2019	2018	2019	2018
Revenue:
Collaboration revenue	$11,558	$7,437	$22,735	$23,045
License and royalty revenue	1,738	414	3,032	763
Total revenues	13,296	7,851	25,767	23,808
Operating expenses:
Research and development	146,540	115,014	269,180	212,123
General and administrative	68,631	41,168	128,910	76,094
Cost of license and royalty revenue	613	21	1,043	36
Change in fair value of contingent consideration	214	262	510	796
Total operating expenses	215,998	156,465	399,643	289,049
Loss from operations	(202,702)	(148,614)	(373,876)	(265,241)
Interest income, net	9,387	2,436	19,489	3,824
Other (expense) income, net	(2,936)	182	(6,325)	297
Loss before income taxes	(196,251)	(145,996)	(360,712)	(261,120)
Income tax benefit	469	—	484	—
Net loss	$(195,782)	$(145,996)	$(360,228)	$(261,120)
Net loss per share - basic and diluted:	$(3.55)	$(2.91)	$(6.54)	$(5.22)
Weighted-average number of common shares used in computing net loss per share - basic and diluted:	55,165	50,153	55,062	50,038

bluebird bio, Inc.

Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	As of	As of
	June 30,	December 31,
	2019	2018
Cash, cash equivalents and marketable securities	$1,541,802	$1,891,427
Total assets	2,023,344	2,242,844
Total liabilities	386,970	357,774
Total stockholders' equity	1,636,374	1,885,070

Investors & Media

Investors:

bluebird bio
Elizabeth Pingpank, 617-914-8736
epingpank@bluebirdbio.com

Media:

bluebird bio

Jenn Snyder, 617-448-0281

jsnyder@bluebirdbio.com